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                                                                    Exhibit 99.1

     CommNet Cellular Closes Merger with Affiliate of The Blackstone Group

   One of the Largest Rural Cellular Providers in Transaction Valued at $718
                                    Million

ENGLEWOOD, Colo., Feb. 10 /PRNewswire/ -- CommNet Cellular Inc.(Nasdaq:
CELS - news) announced today the successful closing of the merger of AV Acquisition Corp., an affiliate of The Blackstone Group's Blackstone Capital Partners II Merchant Banking Fund L.P., with and into CommNet.

The acquisition of this 87% interest in CommNet by affiliates of The Blackstone Group, the New York-based private investment bank, and its co-investors involves approximately $142 million of new equity in a transaction with total value of approximately $718 million.

"We were attracted to this transaction because it offered a unique opportunity for Blackstone to acquire one of the largest rural cellular providers in the United States," observed The Blackstone Group's President and CEO, Stephen A. Schwarzman. "The Company's rural cellular markets have lower penetration levels than urban cellular markets and therefore should continue to experience higher growth rates, which will continue to build value for the Company and its investors."

Adds Blackstone Senior Managing Director Mark T. Gallogly, "CommNet's management team is strong and experienced, with the in-depth local knowledge needed to operate for optimum efficiency in these rural markets. As a result of low population density in rural markets and high buildout costs, we anticipate that competition from PCS will be slow to materialize."

At the closing of the CommNet transaction, CommNet's Chairman, President and CEO, Arnold C. Pohs noted, "The closing of this transaction is the culmination of a year-long quest to have the true value of our Company realized. With affiliates of The Blackstone Group as our majority owner and partner, we will now be even better able to achieve the full potential of the opportunities before us in our rural cellular niche."

Select, targeted telecommunications investments have been one of several investment themes in the development of Blackstone's private equity fund portfolios in recent years. A corporate partnership with cable industry leader TCI to acquire that company's Kentucky cable systems was announced last year by Blackstone Capital Partners III, a private equity fund with approximately $4 billion in capital. Previously, an affiliate of Blackstone Capital Partners II formed a joint venture with Time Warner Entertainment and Fanch Communications to own and operate non-urban cable systems in six states.

CommNet shareholders could elect to receive $36.00 in cash for each of their shares or to retain their existing CommNet common stock. The election was subject to proration so that 588,611 of the outstanding CommNet shares would be retained by existing shareholders and the remaining shares would be exchanged for cash. As CommNet shareholders elected to retain approximately
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2.7 million shares, only 21.9 percent of such shares will be retained, on a pro rata basis, by those shareholders who had elected to continue to hold stock.

CommNet also announced that it has successfully completed its tender offers (the "Offers") and consent solicitations with respect to its outstanding 11 3/4% Senior Subordinated Discount Notes Due 2003 (the "Discount Notes") and its
11 1/4% Subordinated Notes due 2005 (the "Subordinated Notes," and together with the Discount Notes, the "Notes"). As of 5 p.m., New York City time, on the February 9, 1998 expiration date of the Offers, $176.6 million of the approximately $176.7 million aggregate principal amount at maturity of the Discount Notes had been tendered and all of the approximately $80 million aggregate principal amount of the Subordinated Notes had been tendered. CommNet has accepted for payment all Notes validly tendered and not properly withdrawn pursuant to the Offers.

CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets located in 14 states with a proportionate interest in 3.6 million pops. CommNet is the manager in 56 of these markets with a total population of
4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of contiguous wireless systems in the United States.

The Blackstone Group was founded in 1985 by its current Chairman, Peter G. Peterson and its current President and CEO, Stephen A. Schwarzman. In addition to sponsoring the largest recently-raised private equity fund for corporate investments, The Blackstone Group is also a leader in real estate investing, as well as Mergers & Acquisitions and Restructuring & Reorganization advisory services, and liquid alternative asset investing.